QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.4.8

PERFORMANCE UNIT AWARD AGREEMENT

        THIS AGREEMENT (this "Agreement") is made, effective as of the 1st of March, 2006, between OneBeacon Insurance Group LLC (the "Company"), and                         (the "Participant").

RECITALS:

        WHEREAS, the Company has adopted the OneBeacon Performance Unit Plan (the "Plan"), which Plan is incorporated herein by reference and made part of this Agreement; and

        WHEREAS, the Committee has delegated to the Board of Managers of the Company (the "Company Board") the power and authority to grant Awards pursuant to the Plan and establish the terms of such Awards; and

        WHEREAS, the Company Board has determined that it would be in the best interests of the Company and its members to grant the Award provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

        NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

        1.     Grant of the Performance Units.    Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant an Award consisting of      Performance Units (the "Target Units"). In no event will the Actual Value of an Actual Unit exceed $171 for any purpose of this Award.

        2.     Award Period/Performance Period.    The Award Period shall be January 1, 2006 through December 31, 2008. The Award Period contains three Performance Periods: (a) the first Performance Period shall be calendar year 2006, (b) the second Performance Period shall be calendar year 2007, and (c) the third Performance Period shall be calendar year 2008.

        3.     Performance Goal.    The Performance Goal applicable to this Award shall be a GAAP combined ratio for the Company and its subsidiaries (the "Combined Ratio") of 96% for the Award Period as a whole. The Combined Ratio for the Award Period as a whole will be computed as the average (mean) of the Combined Ratio for each of the three constituent Performance Periods. The Board shall decide in its sole discretion whether and to what extent the Performance Goal has been achieved.

        4.     Performance Percentage.    The Performance Percentage applicable to the Target Units shall be dependent upon the extent to which the Performance Goal set forth in Section 3 is achieved and shall be determined as follows:

Combined Ratio For the Award Period	Performance Percentage
102% or higher	0%
101%	23%
100%	43.5%
99%	61.5%
98%	77%
97%	90%
96%	100%
95%	110%
94%	123%
93%	138.5%
92%	156.5%
91%	177%
90% or lower	200%

        Combined Ratios are calculated to the nearest one-tenth percentage point. In the event the Combined Ratio for the Award Period is not a whole percentage value, the Performance Percentage shall be determined by straight-line interpolation between the two successive whole Combined Ratio values from the table above.

        5.     Termination of Employment.    Except as provided in this Agreement or in Section 8 of the Plan, this Award shall be canceled, and no payment shall be payable hereunder, if the Participant's continuous employment or Related Employment with the Company shall terminate for any reason prior to the end of the Award Period.

  a.
  If, while actively employed by the Company or its Affiliates, the Participant dies or becomes Disabled prior to the end of the Award Period, this Award shall be canceled at the end of the Performance Period in which such event occurs and the Participant shall be entitled to receive the Earned Payment calculated as follows:

  •
  The number of Target Units shall be adjusted to equal (i) the number of Target Units granted in Section 1 multiplied by (ii) a fraction equal to the number of full or partial months of actual service during the Award Period through the date the Participant dies or becomes Disabled divided by 36 (the "Adjusted Target Units");

  •
  The Performance Percentage applicable to the Adjusted Target Units shall be determined as provided in Section 4 based on the achievement of the Performance Goal through the end of the Performance Period in which the Participant dies or becomes Disabled; provided that the Performance Percentage applicable to the Adjusted Target Units shall not be less than 50%; and

  •
  The Actual Value of the Actual Units determined hereunder shall be based upon the aggregate standard after-tax underwriting return on capital of the Company and its subsidiaries over the portion of the Award Period ending on the last day of the Performance Period in which the Participant dies or becomes Disabled.

    Payment of the Participant's Earned Payment shall be made in cash as soon as practicable following the Performance Period in which the Participant dies or becomes Disabled.

  b.
  If, while actively employed by the Company or its Affiliates, the Participant retires on or after his 60th birthday by mutual agreement with the Company prior to the end of the Award Period, this Award shall be cancelled at the end of the Performance Period in which the retirement occurs and the Participant shall be entitled to receive the Earned Payment calculated as follows:

  •
  The number of Target Units shall be adjusted to equal: (i) the number of Target Units granted in Section 1 multiplied by (ii) a fraction equal to the number of full or partial months of actual service during the Award Period through the date the Participant retires hereunder divided by 36 (the "Adjusted Target Units");

  •
  The Performance Percentage applicable to the Adjusted Target Units shall be determined as provided in Section 4 above based on the achievement of the Performance Goal through the end of the Performance Period in which the Participant retires hereunder; and

  •
  The Actual Value of the Actual Units determined hereunder shall be based upon the aggregate standard after-tax underwriting return on capital of the Company and its subsidiaries over the portion of the Award Period ending on the last day of the Performance Period in which the Participant retires hereunder;

    Payment of the Participant's Earned Payment shall be made in cash as soon as practicable following the Performance Period in which the Participant retires hereunder.

        6.     Payment of Award.    Except as provided elsewhere in Section 5 or Section 8 of the Plan, as soon as practicable after the end of the Award Period, or such earlier date as the Company Board in its sole discretion may determine, the Company Board shall determine the Participant's Earned Payment for the Award Period by determining the number of Actual Units earned by the Participant and the Actual Value of each such Actual Unit. Payment of any Earned Payment shall be made by the Company as promptly as practicable or deferred to such other time or times as the Committee shall determine.

        7.     Successor Requirement.    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any purchaser of substantially all of the business unit in which the Participant is employed (a "Purchaser"), to fully assume the obligations of the Company under this Agreement. If a Purchaser declines to assume such obligations, the Company shall remain obligated under the terms of this Agreement.

        8.     Definitions.    Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. The following capitalized terms used in this Agreement have the respective meanings set forth in this Section.

  a)
  Actual Value.    The value of each Actual Unit determined by multiplying the Initial Value by the sum of (i) 100% and (ii) the aggregate after-tax Underwriting Return on Capital (UROC) of the Company and its subsidiaries over the Award Period, as determined in good faith by the Committee. By way of example, if the standard after tax underwriting return on capital of the Company were to be 13.0% for each year in a three-year Award Period, the aggregate standard after—tax underwriting return on capital of the Company and its subsidiaries over the Award Period would be 44.3% (i.e., 13.0% compounded annually in each of the three years comprising the Award Period) and the Actual Value of each Actual Unit would be $144 (i.e., $100 × 144%).

  b)
  Disabled.    The Participant shall be deemed to be Disabled if the Company Board shall determine that the Participant would be eligible for monthly benefits under the Company's (or any subsidiary's applicable) long-term disability

  c)
  Related Employment.    For purposes of this Agreement, Related Employment shall mean the employment of the Participant by an employer who is not the Company or an Affiliate of the Company, provided (i) such employment is undertaken by the Participant and continued at the request of the Company; (ii) immediately prior to undertaking such employment, the Participant was an employee of the Company, or any of its Subsidiaries, or was engaged in Related Employment; and (iii) such employment is recognized by the Company Board, in its sole discretion, as Related Employment for purposes of this Agreement.

        9.     Withholding.    The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state, local or foreign income tax withholding requirements or like requirements, including the payment to the Company, at the termination of the Award Period (or such earlier or later date as may be applicable under Section 83 of the Code), or at any other settlement date in respect of the Performance Units, of all such taxes and other amounts and the Company shall be authorized to take such action as may be necessary, in the opinion of the Company's counsel (including, without limitation, withholding amounts from any compensation or other amount owing from the Company to the Participant), to satisfy all obligations for the payment of such taxes and other amounts.

        10.   Reduction of the Award.    Notwithstanding anything to the contrary herein, the Company Board, in its sole discretion (but subject to applicable law), may reduce any amounts payable to the Participant in order to satisfy any liabilities owed to the Company by the Participant.

        11.   No Right to Continued Employment.    Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its subsidiaries. Further, the Company or any of its subsidiaries may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein. In addition, nothing herein shall obligate the Company to grant future Awards to the Participant.

        12.   Award Subject to Plan.    By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and that this Award is subject to all of the terms and provisions set forth therein. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

        13.   Designation of Beneficiary by Participant.    A Participant may name a beneficiary to receive any payment to which he may be entitled in respect of this Award in the event of his death, on a form to be provided by the Company Board. A Participant may change his beneficiary from time to time in the same manner. If no designated beneficiary is living on the date on which any amount becomes payable to a Participant's executors or administrators, the term "beneficiary" as used in this Agreement shall include such person or persons.

        14.   Notices.    Any notice necessary under this Agreement shall be addressed to the Company in care of the Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as such party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

        15.   Signature in Counterparts.    This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Participant		OneBeacon Insurance Group LLC
Name:	By:	/s/ MIKE MILLER Name: Mike Miller Title: President & CEO
Date
Awards Details:

QuickLinks

  Exhibit 10.4.8